UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 11, 2021

TriplePoint Private Venture Credit Inc.
(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56116	84-3383695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)
(650) 854-2090
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.02    Unregistered Sales of Equity Securities.
On March 11, 2021, TriplePoint Private Venture Credit Inc. (the “Company”) issued and sold in a private offering (the “Offering”) 227,845 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which share amount was based on receipt by the Company of aggregate proceeds of $3.5 million minus the aggregate organizational expenses allocable to the participating investor. The per share net asset value at which the Company issued the shares of Common Stock in the Offering was $15.08 per share, determined in accordance with Section 23 of the Investment Company Act of 1940, as amended.
The sale of Common Stock in the Offering was made pursuant to a subscription agreement entered into by the Company and the participating investor. Under the terms of the Company’s subscription agreements, investors are required to fund drawdowns to purchase shares of Common Stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 business days’ prior notice to investors at a per share price that is not less than the net asset value per share of Common Stock to be acquired, subject to the terms and conditions of the subscription agreements.
The issuance of the Common Stock in the Offering is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the participating investor in the relevant subscription agreement that the investor is an “accredited investor” as defined in Regulation D under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, TriplePoint Private Venture Credit Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Private Venture Credit Inc.

By:	/s/ Sajal K. Srivastava
Name:	Sajal K. Srivastava
Title:	President
Date: March 12, 2021